EXHIBIT 15
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Supervisory Board of SAP AG:
We consent to the incorporation by reference in the registration statements (Nos. 333-60399, 333-65083, 333-30380, 333-41762, 333-63496, 333-63464 and 333-102564) on Form S-8 of SAP AG of our reports dated April 2, 2008, with respect to the consolidated balance sheets of SAP AG as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 20-F of SAP AG, and to the reference to our firm under the heading “Selected Financial Data” in such 2007 annual report.
Our report dated April 2, 2008, on the consolidated financial statements, contains an explanatory paragraph that states that SAP AG adopted Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans as of December 31, 2006, and that SAP AG adopted the fair value method of accounting for stock-based compensation as required by SFAS No. 123(R), Share-Based Payment, effective January 1, 2006.
KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
Mannheim, Germany
April 2, 2008